                                     CITADEL
                               9455 VISCOUNT BLVD
                                 EL PASO, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 11, 2003

                                  Prepared for:

                  Apartment Investment and Management Company
                                     (AIMCO)
                C/O Liner Yankelevitz Sunshine & Regenstreif LLP

                                        &

                       Lieff Cabraser Heimann & Bernstein
                          on behalf of Nuanes, et. al.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 10, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    CITADEL
       9455 VISCOUNT BLVD
       EL PASO, EL PASO COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 261 units with a total of 263,888 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 11.383 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CITADEL, EL PASO, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 11, 2003 is:

                                     ($8,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
                             --------------------------
July 10, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                                  #TX-1323954-G

Report By:
Daniel Salcedo
Texas State Certified General Real Estate Appraiser
#TX-1331768-G

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CITADEL, EL PASO, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................    4
Introduction .............................................................    9
Area Analysis ............................................................   11
Market Analysis ..........................................................   14
Site Analysis ............................................................   16
Improvement Analysis .....................................................   16
Highest and Best Use .....................................................   17

                                    VALUATION

Valuation Procedure ......................................................   18
Sales Comparison Approach ................................................   20
Income Capitalization Approach ...........................................   26
Reconciliation and Conclusion ............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CITADEL, EL PASO, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:               Citadel
LOCATION:                    9455 Viscount Blvd
                             El Paso, Texas

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee simple estate

DATE OF VALUE:               May 11, 2003
DATE OF REPORT:              July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                     11.383 acres, or 495,843 square feet
   Assessor Parcel No.:      F175-999-0010-4900
   Floodplain:               Community  Panel  No.   4802140041B   (October
                             15, 1982)
                             Flood Zone C, an area outside the floodplain.
   Zoning:                   A-O (Medium to High Density Apartment District)

BUILDING:
   No. of Units:             261 Units
   Total NRA:                263,888 Square Feet
   Average Unit Size:        1,011 Square Feet
   Apartment Density:        22.9  units per acre
   Year Built:               1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                               Market Rent
                   Square   ----------------  Monthly     Annual
   Unit Type        Feet    Per Unit  Per SF   Income     Income
------------------------------------------------------------------
1Br/1Ba   - EA10     430    $    400  $0.93   $    800  $    9,600
1Br/1Ba   - 1A10     600    $    460  $0.77   $  5,520  $   66,240
1Br/1Ba   - 1B10     650    $    460  $0.71   $  9,200  $  110,400
1Br/1Ba   - 1C15     750    $    480  $0.64   $ 28,800  $  345,600
2Br/1 Ba  - 2A10     888    $    620  $0.70   $    620  $    7,440
2Br/1.5Ba - 2A15   1,140    $    615  $0.54   $ 20,910  $  250,920
                                              --------------------
                                      Total   $148,850  $1,786,200
                                              ====================

OCCUPANCY:                   92%
ECONOMIC LIFE:               45 YEARS

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CITADEL, EL PASO, TEXAS

EFFECTIVE AGE:               25 Years
REMAINING ECONOMIC LIFE:     20 Years
PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

   [PICTURE]                                            [PICTURE]

UNIT TYPE FACADE                                        UNIT TYPE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CITADEL, EL PASO, TEXAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
    As Vacant:               Hold for future multi-family development
    As Improved:             Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CITADEL, EL PASO, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

       DIRECT CAPITALIZATION                     AMOUNT            $/UNIT
-------------------------------------------------------------------------------------------
Potential Rental Income                    $1,786,200          $6,844
Effective Gross Income                     $1,743,789          $6,681
Operating Expenses                         $923,694            $3,539          53.0% of EGI
Net Operating Income:                      $754,845            $2,892

Capitalization Rate                        9.75%
DIRECT CAPITALIZATION VALUE                $7,700,000 *        $29,502 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      7%
Stabilized Vacancy & Collection Loss:      8%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               10.75%
Discount Rate                              12.00%
Selling Costs                              2.00%
Growth Rates:
    Income                                 3.00%
    Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE                 $8,000,000 *        $30,651 / UNIT
RECONCILED INCOME CAPITALIZATION VALUE     $8,000,000          $30,651 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)     $22,837 to $36,222
    Range of Sales $/Unit (Adjusted)       $27,404 to $33,244
VALUE INDICATION - PRICE PER UNIT          $7,800,000 *        $29,885 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales     4.33 to 6.84
    Selected EGIM for Subject              4.50
    Subject's Projected EGI                $1,743,789
EGIM ANALYSIS CONCLUSION                   $7,800,000 *        $29,885 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $7,800,000 *        $29,885 / UNIT

RECONCILED SALES COMPARISON VALUE          $7,800,000          $29,885 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CITADEL, EL PASO, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                          $7,800,000
   NOI Per Unit                            $7,800,000
   EGIM Multiplier                         $7,800,000
INDICATED VALUE BY SALES COMPARISON        $7,800,000     $29,885 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:           $7,700,000
   Discounted Cash Flow Method:            $8,000,000
INDICATED VALUE BY THE INCOME APPROACH     $8,000,000     $30,651 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $8,000,000     $30,651 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CITADEL, EL PASO, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 9455 Viscount Blvd, El Paso, EL Paso County, Texas. El Paso identifies it as F175-999-0010-4900.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 11, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 11, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CITADEL, EL PASO, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:              6 to 12 months
     EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CITADEL, EL PASO, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of El Paso, Texas. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Ranch 2316
West  - Hawkins Ave
South - I-10
North - Hawkins Ave/Cosmos Street

MAJOR EMPLOYERS

Major employers in the subject's area include Fort Hood Military Base. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CITADEL, EL PASO, TEXAS

                           NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS    MSA
--------------------------------------------------------------------------------
POPULATION TRENDS
Current Population               16,655       117,781        245,969    694,549
5-Year Population                16,744       113,601        249,701    734,415
% Change CY-5Y                      0.5%         -3.5%           1.5%       5.7%
Annual Change CY-5Y                 0.1%         -0.7%           0.3%       1.1%

HOUSEHOLDS
Current Households                6,360        39,763         77,527    215,986
5-Year Projected Households       6,624        39,533         80,308    231,616
% Change CY - 5Y                    4.2%         -0.6%           3.6%       7.2%
Annual Change CY-5Y                 0.8%         -0.1%           0.7%       1.4%

INCOME TRENDS
Median Household Income        $ 30,502      $ 28,733       $ 30,351   $ 29,212
Per Capita Income              $ 17,080      $ 13,972       $ 13,568   $ 13,716
Average Household Income       $ 44,664      $ 41,388       $ 43,073   $ 44,105

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                              AREA
                            ----------------------------------------
CATEGORY                    1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS   MSA
----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting        49.16%        39.67%         35.17%    34.03%
5-Year Projected % Renting     52.03%        39.73%         34.38%    32.34%

% of Households Owning         47.07%        56.02%         60.96%    61.63%
5-Year Projected % Owning      44.36%        55.91%         61.82%    63.53%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CITADEL, EL PASO, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Viscount Blvd/residential/multifamily uses
South - Office business strip
East  - Viscount Blvd/residential/multifamily uses
West  - Vacant Land (El Paso Electric Power Station)

CONCLUSIONS

The subject is well located within the city of El Paso. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CITADEL, EL PASO, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of El Paso in EL Paso County. The overall pace of development in the subject's market is more or less stable. Based on our site inspection of the market area, there was no evidence of any new development for multifamily use. The following table illustrates historical vacancy rates for the subject's market

                            HISTORICAL VACANCY RATE

Period  Region  Submarket
-------------------------
1Q-01    8.0%     8.0%
2Q-01    8.7%     8.7%
3Q-01    9.0%     9.0%
4Q-01    9.8%     9.8%
1Q-02    7.8%     7.8%
2Q-02    8.5%     8.5%
3Q-02    6.8%     6.8%
4Q-02    8.5%     8.5%
1Q-03    8.0%     8.0%

Source: El Paso Apartment Association

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to remain around 92.0% on average. Any expected changes are caused by the short time fluctuations derived from military household demand. Overall, occupancy in the market area is considered stable.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period  Region  % Change  Submarket  % Change
---------------------------------------------
1Q-01    $497       -       $497         -
2Q-01    $504     1.4%      $504       1.4%
3Q-01    $500    -0.8%      $500      -0.8%
4Q-01    $501     0.2%      $501       0.2%
1Q-02    $501     0.0%      $501       0.0%
2Q-02    $505     0.8%      $501       0.0%
3Q-02    $512     1.4%      $505       0.8%
4Q-02    $512     0.0%      $512       1.4%
1Q-03    $506    -1.2%      $506      -1.2%

Source: El Paso Apartment Association

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CITADEL, EL PASO, TEXAS

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.    Property Name  Units  Ocpy.  Year Built         Proximity to subject
-----------------------------------------------------------------------------------------------
  R-l    La Plaza        129    92%      1969     one mile southeast of the subject
  R-2    Shadow Ridge    352    93%      1985     less than 0.20 miles southeast of the subject
  R-3    Spring Park     180    92%      1995     Approx. 0.50 miles southeast of the subject
  R-4    Silverado       248    96%      1973     Approx. 0.40 miles northwest of the subject
  R-5    Celina          289    94%      1974     Approx. 0.60 miles northwest of subject
Subject  Citadel         261    92%      1973

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CITADEL, EL PASO, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  11.383 acres, or 495,843 square feet
  Shape                      Irregular
  Topography                 Moderate slope
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
    Community Panel          4802140041B, dated October 15, 1982
    Flood Zone               Zone C
  Zoning                     A-O, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                    --------------------------------  TAX RATE /  PROPERTY
  PARCEL NUMBER       LAND     BUILDING      TOTAL    MILL RATE     TAXES
--------------------------------------------------------------------------------
F175-999-0010-4900  $743,764  $5,332,236  $6,076,000   0.03005    $182,576

IMPROVEMENT ANALYSIS

  Year Built                 1973
  Number of Units            261
  Net Rentable Area          263,888 Square Feet
  Construction:
    Foundation               Concrete block wall
    Frame                    Heavy or light wood
    Exterior Walls           Brick or masonry
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             gym room, barbeque equipment, meeting hall, laundry
                             room, and parking area.
  Unit Amenities             Individual unit amenities include a garage,
                             balcony, fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater,garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CITADEL, EL PASO, TEXAS

                             disposal, and oven.

Unit Mix:

                                     Unit Area
   Unit Type       Number of Units    (Sq. Ft.)
-----------------------------------------------
1Br/1Ba   - EA10         2               430
1Br/1Ba   - 1A10        12               600
1Br/1Ba   - 1B10        20               650
1 Br/1Ba  - 1C15        60               750
2Br/1Ba   - 2A10         1               888
2Br/1.5Ba - 2A15        34             1,140

Overall Condition                Average
Effective Age                    25 years
Economic Life                    45 years
Remaining Economic Life          20 years
Deferred Maintenance             None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 261-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CITADEL, EL PASO, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CITADEL, EL PASO, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CITADEL, EL PASO, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CITADEL, EL PASO, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                   COMPARABLE                  COMPARABLE
          DESCRIPTION                     SUBJECT                    I - 1                       I - 2
------------------------------------------------------------------------------------------------------------------
  Property Name                   Citadel                   La Plaza                  Shadow Ridge
LOCATION:
  Address                         9455 Viscount Blvd        9578 Sims Drive           9375 Viscount Blvd
  City, State                     El Paso, Texas            El Paso,TX                El Paso, TX
  County                          EL Paso                   El Paso                   El Paso
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          263,888                   128,669                   263,296
  Year Built                      1973                      1969                      1985
  Number of Units                 261                       129                       352
  Unit Mix:                            Type          Total   Type            Total     Type                 Total
                                  1Br/1Ba - EA10        2   1Br/1Ba           29      1Br/1Ba                 80
                                  1Br/1Ba -1A10        12   2Br/1Ba           50      2Br/1Ba                100
                                  1Br/1Ba - 1B10       20   2Br/1.5Ba         35      2Br/1.5Ba               60
                                  1 Br/1Ba-1C15        60   2Br/2Ba           15      2Br/2Ba                 60
                                  2 Br/1 Ba -2A10       1                             3Br/2Ba                 52
                                  2Br/1.5Ba-2A15       34
                                  2 Br/1.75Ba -2A20     8
                                  2 Ba/2.5 Ba- 2A25     6
                                  2Ba/1Ba -2B10        96
                                  2Br/1.5Ba-2B15       12
                                  3Br/2.5Br-3A25        8
                                  4Br/2.5Ba-4A25        2

  Average Unit Size (SF)          1,011                     997                       748
  Land Area (Acre)                11.3830                   8.7670                    7.9526
  Density (Units/Acre)            22.9                      14.7                      44.3
  Parking Ratio (Spaces/Unit)     2.20                      2.00                      2.00
  Parking Type (Gr., Cov., etc.)  Open/ Garage              Open                      Open
CONDITION:                        Good                      Average                   Good
APPEAL:                           Good                      Fair                      Good
AMENITIES:
  Pool/Spa                        Yes/No                    Yes/No                    Yes/No
  Gym Room                        Yes                       Yes                       Yes
  Laundry Room                    Yes                       Yes                       No
  Secured Parking                 No                        Yes                       Yes
  Sport Courts                    Yes                       Yes                       Yes
  Washer/Dryer Connection         Yes                       No                        Yes


OCCUPANCY:                        92%                       92%                       93%
TRANSACTION DATA:
  Sale Date                                                 July, 2000                November, 1999
  Sale Price ($)                                            $4,150,000                $12,750,000
  Grantor                                                   Dain Texas Partners       N/A
  Grantee                                                   American Opportunity for  Case & Associates Properties
                                                            Housing-La Palza, LLC
  Sale Documentation                                        Deed- Vol 1402/Page 134   Deed- Vol 1817/Page 1645
  Verification                                              Confidential              Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                        Total $   $/Unit  $/SF     Total $     $/Unit   $/SF
  Potential Gross Income                                    $869,225  $6,738  $6.76   $2,003,382   $5,691   $7.61
  Vacancy/Credit Loss                                       $ 69,538  $  539  $0.54   $  140,236   $  398   $0.53
  Effective Gross Income                                    $799,687  $6,199  $6.22   $1,863,146   $5,293   $7.08
  Operating Expenses                                        $339,867  $2,635  $2.64   $  707,995   $2,011   $2.69
  Net Operating Income                                      $459,820  $3,564  $3.57   $1,155,151   $3,282   $4.39
NOTES:                                                      None                      None

  PRICE PER UNIT                                                     $32,171                     $36,222
  PRICE PER SQUARE FOOT                                              $ 32.25                     $ 48.42
  EXPENSE RATIO                                                         42.5%                       38.0%
  EGIM                                                                  5.19                        6.84
  OVERALL CAP RATE                                                     11.08%                       9.06%
  Cap Rate based on Pro Forma or  Actual Income?                     PRO FORMA                  PRO FORMA
                                          COMPARABLE                COMPARABLE                 COMPARABLE
          DESCRIPTION                       I - 3                     I - 4                      I - 5
-----------------------------------------------------------------------------------------------------------------
  Property Name                   Spring Park                Sand Pebble                Celina
LOCATION:
  Address                         9535 Acer Avenue           11280 Pebble Hills Drive   8500 Viscount Blvd
  City, State                     El Paso, TX                El Paso, TX                El Paso, TX
  County                          El Paso                    El Paso                    El Paso
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          139,224                    165,504                    248,005
  Year Built                      1995                       1983                       1974
  Number of Units                 180                        208                        289
  Unit Mix:                       Type              Total     Type               Total   Type               Total
                                  1Br/1Ba             60     1Br/1Ba              100   1Br/1Ba              119
                                  2Br/1Ba             80     2Br/1Ba               88   2Br/1Ba              120
                                  3Br/2Ba             40     3Br/2Ba               20   3Br/2Ba               50

  Average Unit Size (SF)          773                        796                        858
  Land Area (Acre)                9.8900                     9.0460                     11.6000
  Density (Units/Acre)            18.2                       23.0                       24.9
  Parking Ratio (Spaces/Unit)     2.20                       2.01                       2.09
  Parking Type (Gr., Cov., etc.)  Open                       Open                       Open
CONDITION:                        Good                       Average                    Average
APPEAL:                           Good                       Fair                       Fair
AMENITIES:
  Pool/Spa                        Yes/Yes                    Yes/No                     Yes/No
  Gym Room                        Yes                        No                         Yes
  Laundry Room                    Yes                        Yes                        Yes
  Secured Parking                 Yes                        No                         No
  Sport Courts                    Yes                        No                         No
  Washer/Dryer Connection         Yes                        No                         Yes


OCCUPANCY:                        92%                        90%                        92%
TRANSACTION DATA:
  Sale Date                       March, 2002                November, 2002             January, 2001
  Sale Price ($)                  $6,450,000                 $4,750,000                 $9,150,000
  Grantor                         Property Trust of America  Southwest Partners         Westex Associates
  Grantee                         Wolf CE & I                AIMCO/Sand Pebble LP       American Opportunity

  Sale Documentation              Deed- Vol 3140/Page 204    Deed-Vol. 3273/Page 1048   Deed- Vol 3916/Page 1278
  Verification                    Confidential               Confidential               Confidential
  Telephone Number
ESTIMATED PRO-FORMA:               Total $    $/Unit  $/SF     Total $   $/Unit  $/SF    Total $    $/Unit  $/SF
  Potential Gross Income          $1,128,869  $6,271  $8.11  $1,217,949  $5,856  $7.36  $1,566,398  $5,420  $6.32
  Vacancy/Credit Loss             $   90,310  $  502  $0.65  $  121,795  $  586  $0.74  $   93,983  $  325  $0.38
  Effective Gross Income          $1,038,559  $5,770  $7.46  $1,096,154  $5,270  $6.62  $1,472,415  $5,095  $5.94
  Operating Expenses              $  425,809  $2,366  $3.06  $  526,154  $2,530  $3.18  $  575,715  $1,992  $2.32
  Net Operating Income            $  612,750  $3,404  $4.40  $  570,000  $2,740  $3.44  $  896,700  $3,103  $3.62
NOTES:                            None                       None                       None

  PRICE PER UNIT                            $35,833                  $22,837                     $31,661
  PRICE PER SQUARE FOOT                     $ 46.33                  $ 28.70                     $ 36.89
  EXPENSE RATIO                                41.0%                    48.0%                       39.1%
  EGIM                                         6.21                     4.33                        6.21
  OVERALL CAP RATE                             9.50%                   12.00%                       9.80%
  Cap Rate based on Pro Forma or
   Actual Income?                           PRO FORMA               PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CITADEL, EL PASO, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $22,837 to $36,222 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $27,404 to $33,244 per unit with a mean or average adjusted price of $30,455 per unit. The median adjusted price is $30,788 per unit. Based on the following analysis, we have concluded to a value of $30,000 per unit, which results in an "as is" value of $7,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CITADEL, EL PASO, TEXAS

SALES ADJUSTMENT GRID

                                                                COMPARABLE                COMPARABLE
            DESCRIPTION                   SUBJECT                 I - 1                     I - 2
----------------------------------------------------------------------------------------------------------
  Property Name                      Citadel             La Plaza                  Shadow Ridge

  Address                            9455 Viscount Blvd  9578 Sims Drive           9375 Viscount Blvd

  City                               El Paso, Texas      El Paso,TX                El Paso, TX
  Sale Date                                              July, 2000                November, 1999
  Sale Price ($)                                         $4,150,000                $12,750,000
  Net Rentable Area (SF)             263,888             128,669                   263,296
  Number of Units                    261                 129                       352
  Price Per Unit                                         $32,171                   $36,222
  Year Built                         1973                1969                      1985
  Land Area (Acre)                   11.3830             8.7670                    7.9526
VALUE ADJUSTMENTS                       DESCRIPTION         DESCRIPTION      ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate   Fee Simple Estate    0%   Fee Simple Estate   0%
  Financing                                              Cash To Seller       0%   Cash To Seller      0%
  Conditions of Sale                                     Arm's Length         0%   Arm's Length        0%
  Date of Sale (Time)                                    07-2000              0%   11-1999             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                              $32,171                  $36,222
  Location                                               Comparable           0%   Comparable          0%
  Number of Units                    261                 129                  0%   352                 0%
  Quality / Appeal                   Good                Superior            -5%   Superior           -5%
  Age / Condition                    1973                1969 / Average      10%   1985 / Good        -5%
  Occupancy at Sale                  92%                 92%                  0%   93%                 0%
  Amenities                          Good                Comparable           0%   Comparable          0%
  Average Unit Size (SF)             1,011               997                 -5%   748                -5%
PHYSICAL ADJUSTMENT                                                           0%                     -15%
FINAL ADJUSTED VALUE ($/UNIT)                                    $32,171                  $30,788

                                           COMPARABLE                COMPARABLE                COMPARABLE
            DESCRIPTION                      I - 3                     I - 4                     I - 5
----------------------------------------------------------------------------------------------------------------
  Property Name                      Spring Park              Sand Pebble               Celina

  Address                            9535 Acer Avenue         11280 Pebble Hills Drive  8500 Viscount Blvd

  City                               El Paso, TX              El Paso, TX               El Paso, TX
  Sale Date                          March, 2002              November, 2002            January, 2001
  Sale Price ($)                     $6,450,000               $4,750,000                $9,150,000
  Net Rentable Area (SF)             139,224                  165,504                   248,005
  Number of Units                    180                      208                       289
  Price Per Unit                     $35,833                  $22,837                   $31,661
  Year Built                         1995                     1983                      1974
  Land Area (Acre)                   9.8900                   9.0460                    11.6000
VALUE ADJUSTMENTS                       DESCRIPTION     ADJ.     DESCRIPTION     ADJ.      DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%  Fee Simple Estate    0%   Fee Simple Estate    0%
  Financing                          Cash To Seller       0%  Cash To Seller       0%   Cash To Seller       0%
  Conditions of Sale                 Arm's Length         0%  Arm's Length         0%   Arm's Length         0%
  Date of Sale (Time)                03-2002              0%  11-2002              0%   01-2001              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $35,833                  $22,837                   $31,661
  Location                           Comparable           0%  Inferior            10%   Comparable           0%
  Number of Units                    180                  0%  208                  0%   289                  0%
  Quality / Appeal                   Superior            -5%  Inferior            20%   Inferior             5%
  Age / Condition                    1995 / Good        -10%  1983 / Average      -5%   1974 / Average       5%
  Occupancy at Sale                  92%                  0%  90%                  0%   92%                  0%
  Amenities                          Comparable           0%  Comparable           0%   Comparable           0%
  Average Unit Size (SF)             773                 -5%  796                 -5%   858                 -5%
PHYSICAL ADJUSTMENT                                     -20%                      20%                        5%
FINAL ADJUSTED VALUE ($/UNIT)                $28,667                  $27,404                   $33,244

SUMMARY

VALUE RANGE (PER UNIT)                        $27,404 TO $   33,244
MEAN (PER UNIT)                               $30,455
MEDIAN (PER UNIT)                             $30,788
VALUE CONCLUSION (PER UNIT)                   $30,000

VALUE INDICATED BY SALES COMPARISON APPROACH             $7,830,000
ROUNDED                                                  $7,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CITADEL, EL PASO, TEXAS

                            NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/       SUBJECT NOI
COMPARABLE  NO. OF  ----------             ----       -----------    ADJUSTMENT  INDICATED
    NO.     UNITS   PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
-------------------------------------------------------------------------------------------
    I-1      129    $ 4,150,000  11.08%  $  459,820     $754,845        0.811      $26,102
                    $    32,171          $    3,564     $  2,892
    I-2      352    $12,750,000   9.06%  $1,155,151     $754,845        0.881      $31,922
                    $    36,222          $    3,282     $  2,892
    I-3      180    $ 6,450,000   9.50%  $  612,750     $754,845        0.850      $30,443
                    $    35,833          $    3,404     $  2,892
    I-4      208    $ 4,750,000  12.00%  $  570,000     $754,845        1.055      $24,101
                    $    22,837          $    2,740     $  2,892
    I-5      289    $ 9,150,000   9.80%  $  896,700     $754,845        0.932      $29,511
                    $    31,661          $    3,103     $  2,892

                                   PRICE/UNIT

  Low      High   Average  Median
$24,101  $31,922  $28,416  $29,511

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   30,000
Number of Units                              261
                                      ----------
Value Based on NOI Analysis           $7,830,000
                    Rounded           $7,800,000

The adjusted sales indicate a range of value between $24,101 and $31,922 per unit, with an average of $28,416 per unit. Based on the subject's competitive position within the improved sales, a value of $30,000 per unit is estimated. This indicates an "as is" market value of $7,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CITADEL, EL PASO, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------    EFFECTIVE    OPERATING             SUBJECT
   NO.       UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE    OER    PROJECTED OER  EGIM
-------------------------------------------------------------------------------------
   I-1        129   $ 4,150,000   $  799,687    $339,867  42.50%                 5.19
                    $    32,171
   I-2        352   $12,750,000   $1,863,146    $707,995  38.00%                 6.84
                    $    36,222
   I-3        180   $ 6,450,000   $1,038,559    $425,809  41.00%                 6.21
                    $    35,833                                       52.97%
   I-4        208   $ 4,750,000   $1,096,154    $526,154  48.00%                 4.33
                    $    22,837
   I-5        289   $ 9,150,000   $1,472,415    $575,715  39.10%                 6.21
                    $    31,661

                                      EGIM

Low   High  Average  Median
4.33  6.84    5.76    6.21

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  4.50
Subject EGI                              $1,743,789
                                         ----------

Value Based on EGIM Analysis             $7,847,051
                       Rounded           $7,800,000

          Value Per Unit                 $   29,885

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 52.97% before reserves. The comparable sales indicate a range of expense ratios from 38.00% to 48.00%, while their EGIMs range from 4.33 to 6.84. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $7,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,800,000.

        Price Per Unit                  $7,800,000
        NOI Per Unit                    $7,800,000
        EGIM Analysis                   $7,800,000

        Sales Comparison Conclusion     $7,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CITADEL, EL PASO, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CITADEL, EL PASO, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                 Average
                 Unit Area  -----------------
   Unit Type     (Sq. Ft.)  Per Unit  Per SF  % Occupied
---------------  ---------  ----------------- ----------
1Br/1Ba - EA10       430      $399    $0.93     100.0%
1Br/1Ba -1A10        600      $459    $0.77      91.7%
1Br/1Ba - 1B10       650      $459    $0.71      95.0%
1 Br/1Ba-1C15        750      $479    $0.64      91.7%
2 Br/1 Ba -2A10      888      $619    $0.70     100.0%
2Br/1.5Ba-2A15      1140      $614    $0.54      88.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CITADEL, EL PASO, TEXAS

                                  RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                         ----------------------------------------------
                                                           R-1      R-2       R-3        R-4      R-5
                                                         ----------------------------------------------
                                                                  Shadow
                                                         La Plaza  Ridge  Spring Park Silverado Celina
                                                         ----------------------------------------------
                                                                   COMPARISON TO SUBJECT
                                         SUBJECT SUBJECT ----------------------------------------------
                          SUBJECT UNIT    ACTUAL ASKING  Slightly           Slightly
       DESCRIPTION            TYPE         RENT   RENT   Superior Similar   Superior   Superior Similar   MIN   MAX   MEDIAN AVERAGE
       -----------       --------------  ------- ------- -------- -------   --------   -------- ------- ------ ------ ------ -------
Monthly Rent             1BR/1BA - EA10  $   399 $   354                                $  389          $  389 $  389 $  389  $  389
Unit Area (SF)                               430     430                                   494             494    494    494     494
Monthly Rent Per Sq. Ft.                 $  0.93 $  0.82                                $ 0.79          $ 0.79 $ 0.79 $ 0.79  $ 0.79

Monthly Rent             1BR/1BA -1A10   $   459 $   431           $  470    $  515     $  409          $  409 $  515 $  470  $  465
Unit Area (SF)                               600     600              536       610        525             525    610    536     557
Monthly Rent Per Sq. Ft.                 $  0.77 $  0.72           $ 0.88    $ 0.84     $ 0.78          $ 0.78 $ 0.88 $ 0.84  $ 0.83

Monthly Rent             1BR/1BA - 1B10  $   459 $   442                                $  459  $  520  $  459 $  520 $  490  $  490
Unit Area (SF)                               650     650                                   684     644     644    684    664     664
Monthly Rent Per Sq. Ft.                 $  0.71 $  0.68                                $ 0.67  $ 0.81  $ 0.67 $ 0.81 $ 0.74  $ 0.74

Monthly Rent             1 BR/1BA-1C15   $   479 $   461  $  510                        $  469          $  469 $  510 $  490  $  490
Unit Area (SF)                               750     750     707                           754             707    754    731     731
Monthly Rent Per Sq. Ft.                 $  0.64 $  0.61  $ 0.72                        $ 0.62          $ 0.62 $ 0.72 $ 0.67  $ 0.67

Monthly Rent             2 BR/1 BA -2A10 $   619 $   619  $  670   $  450    $  650     $  519          $  450 $  670 $  585  $  572
Unit Area (SF)                               888     888     986      895       850        878             850    986    887     902
Monthly Rent Per Sq. Ft.                 $  0.70 $  0.70  $ 0.68   $ 0.50    $ 0.76     $ 0.59          $ 0.50 $ 0.76 $ 0.64  $ 0.63

Monthly Rent             2BR/1.5BA-2A15  $   614 $   606  $  670   $  640               $  549  $  770  $  549 $  770 $  655  $  657
Unit Area (SF)                             1,140   1,140   1,150      950                  979   1,058     950  1,150  1,019   1,034
Monthly Rent Per Sq. Ft.                 $  0.54 $  0.53  $ 0.58   $ 0.67               $ 0.56  $ 0.73  $ 0.56 $ 0.73 $ 0.63  $ 0.64

Monthly Rent             2 BR/1.75BA -   $   609 $   625           $  640               $  639  $  890  $  639 $  890 $  640  $  723
Unit Area (SF)           2A20              1,180   1,180              958                1,200   1,190     958  1,200  1,190   1,116
Monthly Rent Per Sq. Ft.                 $  0.52 $  0.53           $ 0.67               $ 0.53  $ 0.75  $ 0.53 $ 0.75 $ 0.67  $ 0.65

Monthly Rent             2 BA/2.5 BA-    $   689 $   627  $  620                                        $  620 $  620 $  620  $  620
Unit Area (SF)           2A25              1,350   1,350   1,375                                         1,375  1,375  1,375   1,375
Monthly Rent Per Sq. Ft.                 $  0.51 $  0.46  $ 0.45                                        $ 0.45 $ 0.45 $ 0.45  $ 0.45

Monthly Rent             2BA/1BA -2B10   $   595 $   562           $  790                               $  790 $  790 $  790  $  790
Unit Area (SF)                             1,140   1,140            1,100                                1,100  1,100  1,100   1,100
Monthly Rent Per Sq. Ft.                 $  0.52 $  0.49           $ 0.72                               $ 0.72 $ 0.72 $ 0.72  $ 0.72

Monthly Rent             2BR/1.5BA-2B15  $   659 $   670                                $  569          $  569 $  569 $  569  $  569
Unit Area (SF)                             1,200   1,200                                 1,028           1,028  1,028  1,028   1,028
Monthly Rent Per Sq. Ft.                 $  0.55 $  0.56                                $ 0.55          $ 0.55 $ 0.55 $ 0.55  $ 0.55

Monthly Rent             3BR/2.5BR-3A25  $   829 $   790                     $  775     $  649          $  649 $  775 $  712  $  712
Unit Area (SF)                             1,640   1,640                      1,036      1,350           1,036  1,350  1,193   1,193
Monthly Rent Per Sq. Ft.                 $  0.51 $  0.48                     $ 0.75     $ 0.48          $ 0.48 $ 0.75 $ 0.61  $ 0.61

Monthly Rent             4BR/2.5BA-4A25  $   909 $   878
Unit Area (SF)                             1,840   1,840
Monthly Rent Per Sq. Ft.                 $  0.49 $  0.48

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CITADEL, EL PASO, TEXAS

                         GROSS RENTAL INCOME PROJECTION

                                               Market Rent
                                  Unit Area  ----------------  Monthly     Annual
Unit Type        Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------------
1Br/1Ba - EA10         2              430      $400    $0.93   $    800  $    9,600
1Br/1Ba -1A10         12              600      $460    $0.77   $  5,520  $   66,240
1Br/1Ba - 1B10        20              650      $460    $0.71   $  9,200  $  110,400
1 Br/1Ba-1C15         60              750      $480    $0.64   $ 28,800  $  345,600
2 Br/1 Ba -2A10        1              888      $620    $0.70   $    620  $    7,440
2Br/1.5Ba-2A15        34            1,140      $615    $0.54   $ 20,910  $  250,920
                                                       ----------------------------
                                                       Total   $148,850  $1,786,200

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CITADEL, EL PASO, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR  2000       FISCAL YEAR  2001       FISCAL YEAR  2002       FISCAL YEAR  2003
                            ---------------------------------------------------------------------------------------------
                                   ACTUAL                  ACTUAL                  ACTUAL             MANAGEMENT BUDGET
                            ---------------------------------------------------------------------------------------------
       DESCRIPTION             TOTAL     PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,810,725   $  6,938   $1,807,172   $  6,924   $1,731,820   $  6,635   $1,760,000   $  6,743

  Vacancy                   $  159,904   $    613   $  137,006   $    525   $  107,812   $    413   $   96,000   $    368
  Credit Loss/Concessions   $  107,753   $    413   $   90,007   $    345   $   15,168   $     58   $   21,600   $     83
                            ---------------------------------------------------------------------------------------------
    Subtotal                $  267,657   $  1,026   $  227,013   $    870   $  122,980   $    471   $  117,600   $    451

  Laundry Income            $   17,108   $     66   $   12,075   $     46   $   32,642   $    125   $   16,272   $     62
  Garage Revenue            $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Other Misc. Revenue       $   23,921   $     92   $   32,768   $    126   $   71,354   $    273   $   71,520   $    274
                            ---------------------------------------------------------------------------------------------
    Subtotal Other Income   $   41,029   $    157   $   44,843   $    172   $  103,996   $    398   $   87,792   $    336

                            ---------------------------------------------------------------------------------------------
Effective Gross Income      $1,584,097   $  6,069   $1,625,002   $  6,226   $1,712,836   $  6,563   $1,730,192   $  6,629

Operating Expenses
  Taxes                     $  136,491   $    523   $  205,130   $    786   $  208,186   $    798   $  185,609   $    711
  Insurance                 $   17,349   $     66   $   42,338   $    162   $   60,141   $    230   $   68,118   $    261
  Utilities                 $  137,831   $    528   $  153,913   $    590   $  151,309   $    580   $  152,300   $    584
  Repair & Maintenance      $   75,760   $    290   $   80,568   $    309   $  102,566   $    393   $  104,316   $    400
  Cleaning                  $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Landscaping               $   50,539   $    194   $   50,930   $    195   $   65,344   $    250   $   65,316   $    250
  Security                  $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
  Marketing & Leasing       $   26,065   $    100   $   18,969   $     73   $   26,462   $    101   $   24,444   $     94
  General Administrative    $  226,450   $    868   $  238,540   $    914   $  185,374   $    710   $  197,409   $    756
  Management                $   85,357   $    327   $   87,653   $    336   $   83,723   $    321   $   85,523   $    328
  Miscellaneous             $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0

                            ---------------------------------------------------------------------------------------------
Total Operating Expenses    $  755,842   $  2,896   $  878,041   $  3,364   $  883,105   $  3,384   $  883,035   $  3,383

  Reserves                  $        0   $      0   $        0   $      0   $        0   $      0   $        0   $      0
                            ---------------------------------------------------------------------------------------------
Net Income                  $  828,255   $  3,173   $  746,961   $  2,862   $  829,731   $  3,179   $  847,157   $  3,246

                               ANNUALIZED  2003
                            ------------------------------------------------------
                                 PROJECTION                 AAA PROJECTION
                            ------------------------------------------------------
       DESCRIPTION            TOTAL      PER UNIT     TOTAL      PER UNIT      %
----------------------------------------------------------------------------------
Revenues
  Rental Income             $1,716,356   $  6,576   $1,786,200   $  6,844   100.0%

  Vacancy                   $  138,928   $    532   $  107,172   $    411     6.0%
  Credit Loss/Concessions   $    8,340   $     32   $   35,724   $    137     2.0%
                            -----------------------------------------------------
    Subtotal                $  147,268   $    564   $  142,896   $    547     8.0%

  Laundry Income            $   28,516   $    109   $   28,710   $    110     1.6%
  Garage Revenue            $        0   $      0   $        0   $      0     0.0%
  Other Misc. Revenue       $   86,732   $    332   $   71,775   $    275     4.0%
                            -----------------------------------------------------
    Subtotal Other Income   $  115,248   $    442   $  100,485   $    385     5.6%

                            -----------------------------------------------------
Effective Gross Income      $1,684,336   $  6,453   $1,743,789   $  6,681   100.0%

Operating Expenses
  Taxes                     $  185,604   $    711   $  187,920   $    720    10.8%
  Insurance                 $   68,040   $    261   $   67,860   $    260     3.9%
  Utilities                 $  173,900   $    666   $  176,175   $    675    10.1%
  Repair & Maintenance      $   91,680   $    351   $  104,400   $    400     6.0%
  Cleaning                  $        0   $      0   $        0   $      0     0.0%
  Landscaping               $   80,136   $    307   $   78,300   $    300     4.5%
  Security                  $        0   $      0   $        0   $      0     0.0%
  Marketing & Leasing       $   26,772   $    103   $   26,100   $    100     1.5%
  General Administrative    $  216,428   $    829   $  195,750   $    750    11.2%
  Management                $   82,696   $    317   $   87,189   $    334     5.0%
  Miscellaneous             $        0   $      0   $        0   $      0     0.0%

                            -----------------------------------------------------
Total Operating Expenses    $  925,256   $  3,545   $  923,694   $  3,539    53.0%

  Reserves                  $        0   $      0   $   65,250   $    250     7.1%
                            -----------------------------------------------------
Net Income                  $  759,080   $  2,908   $  754,845   $  2,892    43.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CITADEL, EL PASO, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

             CAPITALIZATION RATES
         ----------------------------
           GOING-IN        TERMINAL
         ----------------------------
          LOW    HIGH    LOW    HIGH
-------------------------------------
RANGE    6.00%  10.00%  7.00%  10.00%
AVERAGE      8.14%          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CITADEL, EL PASO, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES


COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
------------------------------------------------
   I-1      Jul-00     92%     $32,171    11.08%
   I-2      Nov-99     93%     $36,222     9.06%
   I-3      Mar-02     92%     $35,833     9.50%
   I-4      Nov-02     90%     $22,837    12.00%
   I-5      Jan-01     92%     $31,661     9.80%
                                  High    12.00%
                                   Low     9.06%
                               Average    10.29%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $8,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CITADEL, EL PASO, TEXAS

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CITADEL, EL PASO, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                    CITADEL

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,786,200    $1,839,786    $1,894,980    $1,951,829    $2,010,384    $2,070,695

  Vacancy                              $  119,903    $  110,387    $  113,699    $  117,110    $  120,623    $  124,242
  Credit Loss                          $   35,724    $   36,796    $   37,900    $   39,037    $   40,208    $   41,414
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  155,627    $  147,183    $  151,598    $  156,146    $  160,831    $  165,656

  Laundry Income                       $   28,710    $   29,571    $   30,458    $   31,372    $   32,313    $   33,283
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   71,775    $   73,928    $   76,146    $   78,430    $   80,783    $   83,207
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  100,485    $  103,500    $  106,605    $  109,803    $  113,097    $  116,490
                                       --------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $1,731,058    $1,796,103    $1,849,986    $1,905,485    $1,962,650    $2,021,529

OPERATING EXPENSES:
  Taxes                                $  187,920    $  193,558    $  199,364    $  205,345    $  211,506    $  217,851
  Insurance                            $   67,860    $   69,896    $   71,993    $   74,152    $   76,377    $   78,668
  Utilities                            $  176,175    $  181,460    $  186,904    $  192,511    $  198,287    $  204,235
  Repair & Maintenance                 $  104,400    $  107,532    $  110,758    $  114,081    $  117,503    $  121,028
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   78,300    $   80,649    $   83,068    $   85,561    $   88,127    $   90,771
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   26,100    $   26,883    $   27,689    $   28,520    $   29,376    $   30,257
  General Administrative               $  195,750    $  201,623    $  207,671    $  213,901    $  220,318    $  226,928
  Management                           $   86,553    $   89,805    $   92,499    $   95,274    $   98,132    $  101,076
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  923,058    $  951,405    $  979,947    $1,009,346    $1,039,626    $1,070,815

  Reserves                             $   65,250    $   67,208    $   69,224    $   71,300    $   73,439    $   75,643
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  742,750    $  777,490    $  800,815    $  824,839    $  849,584    $  875,072
  Operating Expense Ratio (% of EGI)         53.3%         53.0%         53.0%         53.0%         53.0%         53.0%
  Operating Expense Per Unit           $    3,537    $    3,645    $    3,755    $    3,867    $    3,983    $    4,103

               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,132,816    $2,196,801    $2,262,705    $2,330,586    $2,400,503

  Vacancy                              $  127,969    $  131,808    $  135,762    $  139,835    $  144,030
  Credit Loss                          $   42,656    $   43,936    $   45,254    $   46,612    $   48,010
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  170,625    $  175,744    $  181,016    $  186,447    $  192,040

  Laundry Income                       $   34,281    $   35,310    $   36,369    $   37,460    $   38,584
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   85,703    $   88,274    $   90,922    $   93,650    $   96,460
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  119,984    $  123,584    $  127,291    $  131,110    $  135,043
                                       ------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $2,082,175    $2,144,641    $2,208,980    $2,275,249    $2,343,507

OPERATING EXPENSES:
  Taxes                                $  224,386    $  231,118    $  238,051    $  245,193    $  252,549
  Insurance                            $   81,028    $   83,459    $   85,963    $   88,542    $   91,198
  Utilities                            $  210,362    $  216,673    $  223,173    $  229,868    $  236,764
  Repair & Maintenance                 $  124,659    $  128,399    $  132,251    $  136,218    $  140,305
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   93,494    $   96,299    $   99,188    $  102,164    $  105,229
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   31,165    $   32,100    $   33,063    $   34,055    $   35,076
  General Administrative               $  233,736    $  240,748    $  247,970    $  255,409    $  263,072
  Management                           $  104,109    $  107,232    $  110,449    $  113,762    $  117,175
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,102,939    $1,136,028    $1,170,108    $1,205,212    $1,241,368

  Reserves                             $   77,912    $   80,249    $   82,657    $   85,136    $   87,691
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  901,324    $  928,364    $  956,214    $  984,901    $1,014,448
  Operating Expense Ratio (% of EGI)         53.0%         53.0%         53.0%         53.0%         53.0%
  Operating Expense Per Unit           $    4,226    $    4,353    $    4,483    $    4,618    $    4,756

Estimated Stabilized NOI  $754,845   Sales Expense Rate    2.00%
Months to Stabilized             0   Discount Rate        12.00%
Stabilized Occupancy          94.0%  Terminal Cap Rate    10.75%

Gross Residual Sale Price  $9,436,725  Deferred Maintenance       $        0
  Less: Sales Expense      $  188,735  Add: Excess Land           $        0
                           ----------
Net Residual Sale Price    $9,247,991  Other Adjustments          $        0
                                                                  ----------
PV of Reversion            $2,977,605  Value Indicated By "DCF"   $8,016,430
Add: NPV of NOI            $5,038,825                 Rounded     $8,000,000
                           ----------
PV Total                   $8,016,430

                         "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                           ----------------------------------------------------------
      TOTAL VALUE            11.50%      11.75%      12.00%      12.25%      12.50%
-------------------------------------------------------------------------------------
                   10.25%  $8,423,288  $8,291,071  $8,161,679  $8,035,045  $7,911,098
                   10.50%  $8,345,532  $8,215,037  $8,087,326  $7,962,331  $7,839,984
TERMINAL CAP RATE  10.75%  $8,271,393  $8,142,539  $8,016,430  $7,892,999  $7,772,177
                   11.00%  $8,200,623  $8,073,337  $7,948,758  $7,826,818  $7,707,453
                   11.25%  $8,132,999  $8,007,211  $7,884,092  $7,763,579  $7,645,605

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CITADEL, EL PASO, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
CITADEL, EL PASO, TEXAS

                                    CITADEL

                                                 TOTAL       PER SQ. FT.  PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                    $1,786,200    $     6.77   $  6,844

  Less: Vacancy & Collection Loss      8.00%   $  142,896    $     0.54   $    547

  Plus: Other Income
    Laundry Income                             $   28,710    $     0.11   $    110    1.65%
    Garage Revenue                             $        0    $     0.00   $      0    0.00%
    Other Misc. Revenue                        $   71,775    $     0.27   $    275    4.12%
                                               -------------------------------------------
      Subtotal Other Income                    $  100,485    $     0.38   $    385    5.76%

EFFECTIVE GROSS INCOME                         $1,743,789    $     6.61   $  6,681

OPERATING EXPENSES:
  Taxes                                        $  187,920    $     0.71   $    720   10.78%
  Insurance                                    $   67,860    $     0.26   $    260    3.89%
  Utilities                                    $  176,175    $     0.67   $    675   10.10%
  Repair & Maintenance                         $  104,400    $     0.40   $    400    5.99%
  Cleaning                                     $        0    $     0.00   $      0    0.00%
  Landscaping                                  $   78,300    $     0.30   $    300    4.49%
  Security                                     $        0    $     0.00   $      0    0.00%
  Marketing & Leasing                          $   26,100    $     0.10   $    100    1.50%
  General Administrative                       $  195,750    $     0.74   $    750   11.23%
  Management                           5.00%   $   87,189    $     0.33   $    334    5.00%
  Miscellaneous                                $        0    $     0.00   $      0    0.00%

TOTAL OPERATING EXPENSES                       $  923,694    $     3.50   $  3,539   52.97%

  Reserves                                     $   65,250    $     0.25   $    250    3.74%

                                               -------------------------------------------
NET OPERATING INCOME                           $  754,845    $     2.86   $  2,892   43.29%

  "GOING IN" CAPITALIZATION RATE                     9.75%
  VALUE INDICATION                             $7,741,995    $    29.34   $ 29,663

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)           $7,741,995

                            ROUNDED            $7,700,000    $    29.18   $ 29,502

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
CITADEL, EL PASO, TEXAS

   DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
CAP RATE    VALUE       ROUNDED     $/UNIT     $/SF
----------------------------------------------------
  9.00%   $8,387,162   $8,400,000   $32,184   $31.83
  9.25%   $8,160,482   $8,200,000   $31,418   $31.07
  9.50%   $7,945,732   $7,900,000   $30,268   $29.94
  9.75%   $7,741,995   $7,700,000   $29,502   $29.18
 10.00%   $7,548,446   $7,500,000   $28,736   $28.42
 10.25%   $7,364,337   $7,400,000   $28,352   $28.04
 10.50%   $7,188,996   $7,200,000   $27,586   $27.28

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,700,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

          Discounted Cash Flow Analysis        $8,000,000
          Direct Capitalization Method         $7,700,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
CITADEL, EL PASO, TEXAS

RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach             $7,800,000
Income Approach                       $8,000,000
Reconciled Value                      $8,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 11, 2003 the market value of the fee simple estate in the property is:

                                   $8,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CITADEL, EL PASO, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL, EL PASO, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL, EL PASO, TEXAS

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                           [PICTURE]

UNIT TYPE FACADE                                        UNIT TYPE

    [PICTURE]                                           [PICTURE]

     BEDROOM                                             BEDROOM

    [PICTURE]                                           [PICTURE]

   KITCHEN AREA                                     LIVING ROOM AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CITADEL, EL PASO, TEXAS

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                           [PICTURE]

      POOL                                             LANDSCAPING

    [PICTURE]                                           [PICTURE]

  LAUNDRY ROOM                                           PARKING

    [PICTURE]                                           [PICTURE]

VISCOUNT BLVD - NORTH                              VISCOUNT BLVD -SOUTH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL, EL PASO, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL, EL PASO, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

 COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3
    LA PLAZA                   SHADOW RIDGE                  SPRING PARK
9578 Sims Drive             9375 Viscount Blvd            9535 Acer Avenue
  El Paso, TX                   El Paso, TX                  El Paso, TX

   [PICTURE]                     [PICTURE]                    [PICTURE]

     COMPARABLE I-4           COMPARABLE I-5
      SAND PEBBLE                 CELINA
11280 Pebble Hills Drive    8500 Viscount Blvd
      El Paso, TX              El Paso, TX

       [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL, EL PASO, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
            DESCRIPTION                              SUBJECT                                             R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Citadel                                            La Plaza
  Management Company              AIMCO                                              The Lynd Company
LOCATION:
  Address                         9455 Viscount Blvd                                 9578 Sims Drive
  City, State                     El Paso, Texas                                     El Paso, TX
  County                          EL Paso                                            El Paso
  Proximity to Subject                                                               one mile southeast of the  subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          263,888                                            128,669
  Year Built                      1973                                               1969
  Effective Age                   25                                                 20
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof    Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open/Garage                                        Open, Covered
  Number of Units                 261                                                129
  Unit Mix:                              Type                Unit   Qty.  Mo. Rent       Type                  Unit   Qty.    Mo.
                                    1 1Br/1Ba - EA10          430     2     $399      4 1Br/1Ba                 707    29    $510
                                    2 1Br/1Ba-1A10            600    12     $459      5 2 Br/1Ba                986    50    $670
                                    3 1Br/1Ba - 1B10          650    20     $459      6 2 Br/1.5 Ba           1,150    35    $670
                                    4 1Br/1Ba-1C15            750    60     $479      8 2 Br/2Ba              1,375    15    $620
                                    5 2Br/1 Ba -2A10          888     1     $619
                                    6 2Br/1.5Ba-2A15        1,140    34     $614
                                    7 2Br/1.75Ba -2A20      1,180     8     $609
                                    8 2Ba/2.5 Ba- 2A25      1,350     6     $689
                                    9 2Ba/1Ba -2B10         1,140    96     $595
                                   10 2Br/1.5Ba-2B15        1,200    12     $659
                                   11 3Br/2.5Br-3A25        1,640     8     $829
                                   12 4Br/2.5Ba-4A25        1,840     2     $909

  Average Unit Size (SF)          1,011                                              1,013
  Unit Breakdown:                   Efficiency        0%      2-Bedroom      60%        Efficiency       0%      2-Bedroom      78%
                                    1-Bedroom        36%      3-Bedroom       3%        1-Bedroom       22%      3-Bedroom       0%
CONDITION:                        Good                                               Slightly Superior
APPEAL:                           Average                                            Slightly Superior
AMENITIES:
  Unit Amenities                    X      Attach. Garage          Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                    X      Balcony                 W/D Connection           Balcony                  W/D Connection
                                    X      Fireplace               Other               X    Fireplace                Other
                                    X      Cable TV Ready                              X    Cable TV Ready
  Project Amenities                 X      Swimming Pool                               X    Swimming Pool
                                           Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi              Car Wash
                                           Basketball Court  X     BBQ Equipment            Basketball Court         BBQ Equipment
                                           Volleyball Court        Theater Room             Volleyball Court         Theater Room
                                           Sand Volley Ball  X     Meeting Hall             Sand Volley Ball   X     Meeting Hall
                                           Tennis Court            Secured Parking          Tennis Court             Secured Parking
                                           Racquet Ball      X     Laundry Room             Racquet Ball       X     Laundry Room
                                           Jogging Track           Business Office          Jogging Track            Business Office
                                    X      Gym Room                                    X    Gym Room

OCCUPANCY:                        92%                                                92%
LEASING DATA:
  Available Leasing Terms         12 months                                          12 months
  Concessions                     1 month                                            1 month
  Pet Deposit                     $150                                               $150
  Utilities Paid by Tenant:         X      Electric                Natural Gas         X    Electric                 Natural Gas
                                    X      Water             X     Trash                    Water                    Trash
  Confirmation                    Mary Myers/Property Manager                        Aeriel Romero/Assistant Manager
  Telephone Number                915.591.3396                                       915.598.5477
NOTES:                                                                               None

  COMPARISON TO SUBJECT:                                                             Slightly Superior

                                                  COMPARABLE                                       COMPARABLE
            DESCRIPTION                              R - 2                                            R - 3
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                 Shadow Ridge                                      Spring Park
  Management Company            Case & Associates                                 BH Management Services
LOCATION:
  Address                       9375 Viscount Blvd                                9535 Acer Avenue
  City, State                   El Paso, TX                                       El Paso, TX
  County                        El Paso                                           EL Paso
  Proximity to Subject          less than 0.20 miles southeast of the subject     Approx. 0.50 miles southeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        263,296                                           139,224
  Year Built                    1985                                              1995
  Effective Age                 18                                                8
  Building Structure Type       Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)Open                                              Open
  Number of Units               352                                               180
  Unit Mix:                         Type                  Unit   Qty.     Mo.         Type                 Unit   Qty.      Mo.
                                 2 1Br/1Ba                 536    80     $470       2 1Br/1Ba               610    60      $515
                                 5 2Br/1/Ba                895   100     $450       5 2Br/1Ba               850    80      $650
                                 6 2 Br/1.5Ba              950    60     $640      11 3Br/2Ba             1,036    40      $775
                                 7 2Br/2Ba                 958    60     $640
                                 9 3Br/2Ba               1,100    52     $790

  Average Unit Size (SF)        864                                               811
  Unit Breakdown:                  Efficiency         0%    2-Bedroom       63%      Efficiency        0%    2-Bedroom        44%
                                   1-Bedroom         23%    3-Bedroom       14%      1-Bedroom        33%    3-Bedroom        23%
CONDITION:                      Good                                              Good
APPEAL:                         Average                                           Good
AMENITIES:
  Unit Amenities                        Attach. Garage          Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                        Balcony           X     W/D Connection      X    Balcony           X     W/D Connection
                                  X     Fireplace               Other               X    Fireplace               Other
                                  X     Cable TV Ready                              X    Cable TV Ready
  Project Amenities               X     Swimming Pool                               X    Swimming Pool
                                        Spa/Jacuzzi             Car Wash            X    Spa/Jacuzzi             Car Wash
                                        Basketball Court  X     BBQ Equipment            Basketball Court  X     BBQ Equipment
                                        Volleyball Court        Theater Room             Volleyball Court        Theater Room
                                        Sand Volley Ball  X     Meeting Hall        X    Sand Volley Ball  X     Meeting Hall
                                        Tennis Court            Secured Parking          Tennis Court            Secured Parking
                                        Racquet Ball      X     Laundry Room             Racquet Ball      X     Laundry Room
                                        Jogging Track           Business Office          Jogging Track     X     Business Office
                                  X     Gym Room                                    X    Gym Room

OCCUPANCY:                      93%                                               92%
LEASING DATA:
  Available Leasing Terms       12 months                                         12 months
  Concessions                   1 month                                           1 month
  Pet Deposit                   $150                                              $150
  Utilities Paid by Tenant:       X     Electric                Natural Gas         X    Electric                Natural Gas
                                        Water                   Trash               X    Water                   Trash
  Confirmation                  Sergio Valdez/Assistant Manager                   Lilia Anaya/Property Manager
  Telephone Number              915.593.5250                                      915.594.7411
NOTES:                          None                                              None

  COMPARISON TO SUBJECT:        Similar                                           Slightly Superior

                                                      COMPARABLE                                      COMPARABLE
            DESCRIPTION                                  R - 4                                           R - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Silverado                                         Celina
  Management Company               AIMCO                                             The Lynd Company
LOCATION:
  Address                          9300 Viscount Blvd                                8500 Viscount Blvd
  City, State                      El Paso, TX                                       El Paso, TX
  County                           EL Paso                                           El Paso
  Proximity to Subject             Approx. 0.40 miles northwest of the subject       Approx. 0.60 miles northwest of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           175,670                                           248,005
  Year Built                       1973                                              1974
  Effective Age                    15                                                18
  Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)   Open/Covered                                      Open
  Number of Units                  248                                               289
  Unit Mix:                             Type                Unit   Qty.      Mo.        Type                Unit    Qty.     Mo.
                                     1 1Br/1Ba               494    20      $389      3 1Br/1Ba              644    119     $520
                                     2 1Br/1Ba               525    60      $409      6 2Br/2Ba            1,058    120     $770
                                     4 1Br/1Ba               754    36      $469      7 3Br/2Ba            1,190     50     $890
                                     3 1Br/1Ba               684    40      $459
                                     5 1Br/1.5Ba             878     8      $519
                                     6 2Br/1Ba               979    34      $549
                                     7 2Br/1.5Ba           1,200    12      $639
                                    10 2Br/2Ba             1,028    32      $569
                                    11 3Br/2Ba             1,350     6      $649

  Average Unit Size (SF)           773                                               910
  Unit Breakdown:                     Efficiency        0%    2-Bedroom        60%      Efficiency        0%    2-Bedroom      42%
                                      1-Bedroom        36%    3-Bedroom         4%      1-Bedroom        41%    3-Bedroom      17%
CONDITION:                         Good                                              Good
APPEAL:                            Average                                           Average
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                     X    Balcony                 W/D Connection       X    Balcony           X     W/D Connection
                                     X    Fireplace               Other                X    Fireplace               Other
                                     X    Cable TV Ready                               X    Cable TV Ready
  Project Amenities                  X    Swimming Pool                                X    Swimming Pool
                                          Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi             Car Wash
                                          Basketball Court  X     BBQ Equipment             Basketball Court  X     BBQ Equipment
                                          Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                          Sand Volley Ball        Meeting Hall              Sand Volley Ball  X     Meeting Hall
                                          Tennis Court            Secured Parking           Tennis Court            Secured Parking
                                          Racquet Ball      X     Laundry Room              Racquet Ball      X     Laundry Room
                                          Jogging Track           Business Office           Jogging Track           Business Office
                                     X    Gym Room                                     X    Gym Room

OCCUPANCY:                         96%                                               94%
LEASING DATA:
  Available Leasing Terms          12 months                                         12 months
  Concessions                      1 month                                           1 month
  Pet Deposit                      $150                                              150
  Utilities Paid by Tenant:          X    Electric                Natural Gas          X    Electric                Natural Gas
                                     X    Water                   Trash                X    Water                   Trash
  Confirmation                     Elda Caro/Property Manager                        Denisse Valdez/Assiatant Manager
  Telephone Number                 915.591.3396                                      915.779.3741
NOTES:                             None                                              None

  COMPARISON TO SUBJECT:           Superior                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CITADEL, EL PASO, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

COMPARABLE R-1            COMPARABLE R-2               COMPARABLE R-3
   LA PLAZA                 SHADOW RIDGE                 SPRING PARK
9578 Sims Drive         9375 Viscount Blvd            9535 Acer Avenue
  El Paso, TX              El Paso, TX                   El Paso, TX

   [PICTURE]                 [PICTURE]                     [PICTURE]

  COMPARABLE R-4             COMPARABLE R-5
    SILVERADO                    CELINA
9300 Viscount Blvd         8500 Viscount Blvd
   El Paso, TX                El Paso, TX

    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL, EL PASO, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL, EL PASO, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL, EL PASO, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CITADEL, EL PASO, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CITADEL, EL PASO, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                           -s- Frank Fehribach
                                           ------------------------
                                             Frank Fehribach, MAI
                                     Managing Principal, Real Estate Group
                                   Texas State Certified General Real Estate
                                            Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL, EL PASO, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL, EL PASO, TEXAS

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business        Mr. Fehribach joined AAA as an engagement director in 1998.
                  He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas Real Estate Salesman License, #407158
                   (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CITADEL, EL PASO, TEXAS

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                  Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
CITADEL, EL PASO, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CITADEL, EL PASO, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.